Exhibit 99.2
ADA-ES, INC.
2003 Stock Compensation Plan #1


ARTICLE I

Purpose of Plan
The purpose of this Plan is to promote the growth and profitability of ADA-ES, Inc. and its subsidiary by awarding rights to receive shares of the Common Stock of the corporation to certain employees and a consultant for the services they have and will render during calendar 2003 and in prior years to the corporation and its subsidiary.

The Board of Directors and the shareholder of the Corporation have also adopted, as of February 21, 2003, a stock option plan entitled the "ADA-ES, Inc. 2002 Stock Option Plan," (the "SO Plan"), a copy of which is attached hereto and made a part hereof. The award of options and the underlying shares is made a part of this Plan.

The Board of Directors of the Corporation has ratified the award of qualified and non-qualified options to certain employees and a consultant on February 21, 2003 and on October 28, 2003. On October 28, 2003 the Board of Directors elected to make the award of those options and the underlying shares a part of this Plan.


ARTICLE II
Definitions
2.1	"Award" means a grant to an employee or consultant of a right to be issued shares of Common Stock under this Plan.
2.2	"Board of Directors" means the board of directors of the Corporation.
2.3	"Common Stock" means the no par value common stock of the Corporation.
2.4	"Corporation" means ADA-ES, Inc., and any corporate successor thereto (whether by merger, acquisition, consolidation, liquidation or other reorganization) which has adopted this Plan and assumed the Corporation's obligations hereunder.
2.5	"Date of Award" means the date on which the Board of Directors authorizes an Award to a Participant under this Plan.
2.6	"Participant" means any employee or consultant of the corporation or any Subsidiary who has been granted an Award pursuant to this Plan.
2.7	"Subsidiary" means any corporation 50 percent or more of the voting stock of which is owned by the Corporation or another Subsidiary, or any partnership or joint venture, 50 percent or more of the capital and profits interest in which is owned by the Corporation or any other
Subsidiary, or any limited liability company 50 percent or more of the voting membership interests of which is owned by the Corporation or another Subsidiary.

ARTICLE III

Award of Common Stock and Grant of Options

3.1		Grant of Options.
	On February 21, 2003 and October 28, 2003, the Board of Directors, after due consideration of past service and future requirements, granted options pursuant to the SO Plan or otherwise as follows:

Name                  	                Options 	      Capacity
-----------------     	                ---------      -------------------
Gerald T. Amrhein                          7,500 (3)  Employee of ADAES
Kenneth E. Baldrey                         7,770 (1)  Employee of ADAES
Edmond P. Brignac, Jr.                     5,000 (3)  Employee of ADAES
C. Jean Bustard                            9,390 (1)  Employee of ADAES
Brian T. Donnelly                          6,410 (2)  Consultant of ADAES
Michael D. Durham              	      14,550 (1)  Employee of ADAES
David Graham                               5,000 (1)  Employee of ADAES
Charles Lindsey		                   5,070 (1)  Employee of ADAES
Cynthia Larson                             4,500 (3)  Employee of ADAES
Kathy Lowsley                              2,860 (1)  Employee of ADAES
Rebecca Magill                             3,500 (1)  Employee of ADAES
Cameron E. Martin                          7,770 (1)  Employee of ADAES
Mark H. McKinnies                         14,500 (1)  Employee of ADAES
Thomas J. Millar, Jr.                      5,630 (1)  Employee of ADAES
Derrick Moss                               5,000 (1)  Employee of ADAES
Christopher Rusin                          4,800 (3)  Employee of ADAES
Richard Schlager               	       9,390 (1)  Employee of ADAES
Sharon Sjostrom                            7,000 (1)  Employee of ADAES
Travis Starns		       	       4,530 (1)  Employee of ADAES
William T. Taylor                          4,300 (3)  Employee of ADAES
Beth Turner-Graziano                       4,000 (3)  Employee of ADAES
Cody Wilson                                4,900 (1)  Employee of ADAES
John F. Wurster                           40,000 (2)  Employee of ADAES
Ronda Zivalich                             3,940 (1)  Employee of ADAES

for a total of 187,310 shares of Common Stock.

Notes:  (1) Award of qualified options originally granted February 21, 2003 made pursuant to the SO Plan and are intended to qualify as incentive stock options.
        (2) Award of non-qualified options originally granted February 21, 2003.
        (3) Award of qualified options granted October 28, 2003 made pursuant to the SO Plan and are intended to qualify as incentive stock options.

ARTICLE IV

Miscellaneous
4.1	Adjustment in Number of Shares.
	In the event of any change in the number of outstanding shares of Common Stock by reason of any stock split, stock dividend, or other capital transaction, the Board of Directors shall determine, in its absolute discretion, whether such change equitably requires an adjustment in the aggregate number of shares of Common Stock which are the subject of an Award, but which have not yet been issued. If the Board of Directors determines that an adjustment is required, it shall make such adjustments as it deems appropriate. The Board of Directors shall not, however, award any fractional shares as a result of any adjustment made under this Section 4.1.

4.2	Non-Alienation of Benefits.
	No Award or other right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. Except with respect to any indebtedness owed by the Participant to the Corporation or a Subsidiary, no Award or other right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of any Participant. If any Participant hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any Award, right or benefit hereunder, then such Award, right or benefit shall, in the discretion of the Board of Directors, cease and, in such event, the Corporation may hold or apply the same or any part thereof for the benefit of the Participant, his or her spouse, children or other dependents, or any of them, in such manner and in such proportion as the Board of Directors may deem appropriate.

4.3	Effect of Plan.
	Neither the establishment of this Plan, the granting of any Award, nor the issuance of any shares of Common Stock thereunder, shall be construed as giving any employee, Participant, or any other person, any legal right, except as expressly provided herein, against the Corporation, its Subsidiaries, shareholders, directors or officers, the Board of Directors. Nothing contained in this Plan shall be construed as a contract of employment between the Corporation (or its Subsidiaries) and any employee or Participant, as a right of any employee or Participant to be continued in the employ of the Corporation (or its Subsidiaries), or as a limitation on the right of the Corporation (or its Subsidiaries) to employ, discipline or discharge any employee or Participant. No Participant shall acquire any rights as a shareholder of the Corporation except to the extent that shares of Common Stock have been issued to him. The rights of any Participant shall be limited to the right to receive shares of Common Stock, if and when such shares become issuable under the terms and conditions of this Plan.

4.4	Withholding of Taxes.
	The Corporation shall have the right to deduct from any salary or bonuses payable to any Participant any and all income or payroll taxes required by law to be withheld from the compensation, whether in cash or shares of Common Stock, payable to such Participant.

ARTICLE V

Continuation and Amendment of Plan
5.1	Discontinuance of Plan.
	The continuation of this plan is not assumed as a contractual obligation of the Corporation, and the right is reserved to the Corporation, by action of its Board of Directors, to discontinue the Plan at any time. If the Plan shall be discontinued, no additional Awards shall be made under the Plan after the date of discontinuance, but the Plan shall continue to be operated in accordance with its terms, as they may hereafter be amended, with respect to any Awards made prior to the date of discontinuance.

5.2	Amendment.
	The Corporation, by action of its Board of Directors, shall have the right at any time, whether before or after discontinuance of the Plan, to amend all or any of the provisions of the Plan in any manner. Any such amendment may prohibit or postpone the issuance of any shares of Common Stock even though such shares may have become issuable after the effective date of the amendment pursuant to any Award granted before the effective date of the amendment.

ARTICLE VI

6.1	Acceptance of Plan.  By accepting any Award, a Participant shall be deemed to have accepted all the terms and conditions of this Plan.
6.2	Transfer Restrictions.  Each Participant upon receiving any shares of
Common Stock shall represent in writing to the Corporation that, if such is the case, the Common Stock so acquired has not been registered under the Securities Act of 1933 or any state "Blue Sky" or securities law, that such Common Stock is not freely transferable and that such Common Stock cannot be offered, sold or transferred in whole or in part except in compliance with such laws. Such Participant shall also represent in writing that he is acquiring such Common Stock for his own account, without any intention to make an unregistered distribution thereof within the meaning of the Securities Act of 1933 and that any certificate representing such Common Stock shall bear an appropriate legend to such effect and the transfer agent for the Common Stock shall be instructed to enter suitable "stop-transfer" notations in its records to reflect the foregoing.